UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 15, 2012

OCTAGON 88 RESOURCES, INC.
Exact name of registrant as specified in its charter

Nevada	000-53560	26-2793743
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Zeglistrasse 30, Englberg, Switzerland	6390
(Address of principal executive offices)	(Zip Code)

41-799-184471
Registrant’s telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION  2 – FINANCIAL INFORMATION

Item 2.01 Completion of Acquisition or Disposition of Assets.

On October 15, 2012, Octagon 88 Resources, Inc. (the “Cormpany”) entered into a share purchase agreement with Zentrum Energie Trust AG (“Zentrum”) (the “Agreement”).

On December 24, 2012, the Company closed the Agreement and acquired a total of 3,100,000 common shares in the capital stock of CEC North Star Energy Ltd. (“North Star”) from Zentrum which represents approximately 22 % of the issued and outstanding shares of North Star.

Pursuant to the requirements for closing, on December 21, 2012, the Company issued a total of 14,000,000 restricted shares of the Company to Zentrum valued at $4.50 per share for a total acquisition cost of $63,000,000.   The Company valued the acquisition based on a review of the assets of North Star and negotiations between the Company and North Star.

Further, to close the transaction, the Company was required to negotiate terms with its controlling shareholder, Kenmore International S.A. (“Kenmore”) for the return to treasury of no less than 31,942,000 shares of the common stock of the Company controlled by Kenmore.   On December 21, 2012, the Company returned to the transfer agent for cancellation effective December 24, 2012, a total of 31,942,000 shares of the Company issued in the name of 888333333 Holdings Ltd., a company of which Kenmore was the sole shareholder.   Kenmore retained a total of 100,000 shares of the Company.

After giving effect to the issuance of the 14,000,000 shares of common stock of the Company and the return to treasury of 31,942,000 shares of common stock of the Company, the Company has a total of 21,235,473 shares of common stock issued and outstanding.

Feliciano Tighe, our President, Chief Executive Officer (Principal Executive Officer), Secretary, Treasurer and Director of the Company is a consultant with Zentrum. Mr. Tighe abstained from voting on the Agreement.

North Star is Calgary based with a fully equipped management team, comprised of experts in Engineering, Geology, Project Management and Oil and Gas accounting. Through a series of recent stock-based acquisitions, North Star has built a significant and diversified portfolio of oil development properties in Northwestern Alberta, Canada. Its portfolio of assets contains conventional light sweet oil developments with proven reserves and unconventional long-term heavy oil assets.

North Star owns 100% working interest in 2.560 acres P&NG leases 40° API sweet crude oil. North Star also owns a 100% working interest in 16,000 acres of conventional heavy oil leases. In addition North Star owns 23,040 acres of oil sands leases targeting the Bluesky/Gething formation. North Star also owns 30,080 acres targeting the Elkton/Debolt Carbonates – a long term large scale development project with planned SAGD or SV-SAGD recovery technology.

The Company and Zentrum had agreed under the Agreement that the Company would effect a forward split of its authorized and issued and outstanding shares of common stock on the basis of three for one (3-1)  subsequent to the acquisition of North Star and that Zentrum would have the right to appoint two directors to the Board of the Company subsequent to the Closing.   The forward split will require majority shareholder approval which the Company expects will be received from Zentrum.

SECTION 3 - SECURITIES AND TRADING MARKETS

Item 3.02 Unregistered Sales of Equity Securities.

On December 21, 2012, pursuant to the Agreement, we issued 14,000,000 shares of common stock to Zentrum. The shares that we issued to Zentrum were not registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act and corresponding provisions of state securities laws, which exempt transactions by an issuer not involving a public offering.

Information set forth in Item 2.01  and Item 5.01 of this Current Report on Form 8-K with respect to the issuance of unregistered equity securities in connection with the Agreement is incorporated by reference into this Item 3.02.

SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.01 Changes in Control of Registrant

The issuance of 14,000,000 shares of the common stock of the Company to Zentrum and the subsequent return to treasury of 31,942,000 shares of the Company by the Company’s then controlling shareholder has effected a change in control of the Company.    Zentrum holds a total of 14,000,000 shares of the Company’s common stock representing 65.92% of the total issued and outstanding shares of the Company as at the date of filing of this Current Report on Form 8-K.

 Information set forth in Item 2.01 and Item 3.02 of this Current Report on Form 8-K with respect to the issuance of unregistered equity securities effecting a change in control in connection with the Agreement is incorporated by reference into this Item 5.01.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OCTAGON 88 RESOURCES, INC.

Dated: December 26, 2012	By:	/s/ Feliciano Tighe
	Name:	Feliciano Tighe
`	Title:	Chief Executive Officer, President, Secretary, Treasurer, and Director